Exhibit 5.1

Baker & McKenzie LLP

300 East Randolph Street, Suite 5000
Chicago, IL 60601
United States

Tel: +1 312 861 8000
Fax: +1 312 861 2899
www.bakermckenzie.com

Asia Pacific

May 18, 2018

Cboe Global Markets, Inc.

400 South LaSalle Street

Chicago, IL 60605

Re:                            Cboe Global Markets, Inc. Form S-8 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Cboe Global Markets, Inc., a Delaware corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “SEC”) of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the proposed issuance of up to 750,000 shares of the Company’s common stock, $0.01 par value per share (the “Shares”), pursuant to the Cboe Global Markets, Inc. Employee Stock Purchase Plan (the “ESPP”).

We have reviewed a copy of the ESPP, and we have examined the originals, or photostatic or certified copies, of such records of the Company, of certificates of officers of the Company and of public documents, and such other documents as we have deemed relevant and necessary as the basis of the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized, and when issued and sold in accordance with the terms of the ESPP, will be validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.

Very truly yours,

/s/ Baker & McKenzie LLP

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